                                                                      Exhibit 21


                     SUBSIDIARIES OF METROMAIL CORPORATION
                            AS OF DECEMBER 31, 1996


Subsidiary                                         Jurisdiction of Incorporation
----------                                         -----------------------------
Customer Insight Company                           Delaware
International Communication & Data plc             United Kingdom
ICD Marketing Services Group Limited               United Kingdom
ICD Marketing Services Limited                     United Kingdom
Lombard Information Resources Incorporated         Delaware

As of December 31, 1996, Metromail Corporation's other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.